Exhibit 99.1

Douglas Lake Minerals Inc.                                                                                                                             Canaco Resources Inc.

JOINT NEWS RELEASE

Vancouver, BC; February 8, 2006: Douglas Lake Minerals Inc. (OTC: DLKM) and Canaco Resources Inc. (TSX-VE: CAN) are pleased to announce that they have agreed to form a strategic alliance for the exploration development of Tanzanian exploration assets currently held by Douglas Lake and those Tanzanian exploration assets Douglas Lake is negotiating to acquire. The terms of the strategic alliance will be negotiated and recorded in a formal agreement.

Douglas Lake Minerals is a junior mineral exploration company listed on the NASD OTC Bulletin Board of the United States of America. The company has mineral exploration properties in Canada and Tanzania and continues to investigate several potential exploration projects in Africa.

Canaco Resources is an emerging junior mineral exploration company listed on the TSX Venture Exchange. The Company is engaged in the acquisition and exploration of advanced mineral prospects. Further information on the Company and its projects can be viewed at www.canaco.ca.

For further information contact:
Douglas Lake Minerals Inc. Laurence Stephenson, President or Antonia Haughton Telephone: 604-230-4930 Email: antonia@telus.net	Canaco Resources Inc. Andrew Lee Smith, President & CEO or Nick Watters, Investor Relations Telephone: 604-488-0822 or 1-866-488-0822 Visit our website: www.canaco.ca Email: investors@canaco.ca

No Exchange has neither approved nor disapproved of the information contained herein. This press release many contain forward-looking statements based on assumptions and judgments of management regarding future events or results that may prove to be inaccurate as a result of exploration and other risk factors beyond its control and actual results may differ materially from the expected results. Douglas Lake does not expect to update forward-looking statements continually as conditions change. Important factors that could cause actual results to differ materially from Douglas Lake's expectations are disclosed in Douglas Lake's quarterly filings with the SEC and other periodic filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the release. Canaco Resources relies on litigation protection for "forward-looking" statements.